Exhibit 99.1

FOR RELEASE: October 28, 2016
PennTex Midstream Partners, LP Reports Third Quarter 2016 Results
HOUSTON, TX, October 28, 2016 /GLOBE NEWSWIRE/ - PennTex Midstream Partners, LP (NASDAQ: PTXP) (the “Partnership”) today reported third quarter 2016 financial and operational results.
Financial and operational highlights for the quarter include:

•	Net income of $5.8 million, up 40% from second quarter 2016

•	Net operating cash flow of $14.9 million, consistent with second quarter 2016

•	Adjusted EBITDA(1) of $18.8 million, up 21% from second quarter 2016

•	Distributable cash flow(1) of $17.2 million, up 23% from second quarter 2016

•	Average daily processing volumes of 309,000 MMBtu/d
Other highlights:

•	Announced third quarter 2016 distribution of $0.2950 per unit, a 3.7% increase over second quarter 2016 distribution

•	Improved distribution coverage ratio of 1.45x for third quarter 2016 and decreased leverage ratio to 2.5x as of September 30, 2016

•	Minimum volume commitments under the Partnership’s gathering and processing agreements with its primary customer increased to 460,000 MMBtu/d effective July 1, 2016

(1)Please see “Supplemental Non-GAAP Financial Measures” for a description and reconciliation of Adjusted EBITDA and distributable cash flow.

Third Quarter 2016 Results
Operating revenues for the three months ended September 30, 2016 were $22.2 million and total operating expenses were $14.8 million, resulting in operating income of $7.4 million. In addition, the Partnership recorded $6.2 million of deferred revenue primarily related to undelivered minimum volume commitments. The Partnership reported net income of $5.8 million, or $0.16 per unit, and net operating cash flow of $14.9 million. For the three months ended September 30, 2016, the Partnership generated Adjusted EBITDA of $18.8 million and distributable cash flow of $17.2 million.
Operational Update
The Partnership processed an average of 309,000 MMBtu/d during the third quarter 2016. Minimum volume commitments under the Partnership’s gathering and processing agreements with its primary customer were 460,000 MMBtu/d for the quarter.
Third Quarter 2016 Distribution
On October 25, 2016, the Partnership announced a quarterly distribution of $0.2950 per unit, or $1.18 per unit on an annualized basis, for the third quarter 2016. The distribution represents a 3.7% increase over the distribution declared for the second quarter. The distribution will be paid on November 14, 2016 to unitholders of record as of November 7, 2016.
Financial Position and Liquidity
As of September 30, 2016, the Partnership had $1.1 million in cash on hand. As of September 30, 2016, the Partnership’s total indebtedness was $155.5 million, including letters of credit outstanding, and the Partnership had an additional $119.5 million available borrowing capacity under its revolving credit facility.

Proposed Acquisition of the Partnership’s Parent by Energy Transfer Partners, L.P.
On October 25, 2016, the Partnership announced that PennTex Midstream Partners, LLC (“PennTex Development”), entered into a Contribution Agreement (the “Contribution Agreement”) with Energy Transfer Partners, L.P. (“ETP”), NGP X US Holdings, L.P. (“NGP”), and the additional contributors party thereto (together with NGP, the “Contributors”). Pursuant to, and subject to the terms and conditions of, the Contribution Agreement, ETP has agreed to acquire from the Contributors (i) 100% of the membership interests in Parent; (ii) 6,301,596 common units representing limited partner interests in PennTex Midstream Partners, LP (the “Partnership”) and 20,000,000 subordinated units representing limited partner interests in the Partnership; (iii) 100% of the membership interests in PennTex Midstream GP, LLC, the general partner of the Partnership; and (iv) 100% of the Partnership’s incentive distribution rights.  The transactions contemplated by the Contribution Agreement are expected to close during the fourth quarter of 2016, subject to customary closing conditions.  Upon the completion of the transactions contemplated by the Contribution Agreement, ETP will own the general partner of, and will control, the Partnership, and will own approximately 65% of the outstanding limited partner interests in the Partnership.

Additional Information
The Partnership will not host a conference call. The Partnership’s financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, which will be filed with the U.S. Securities and Exchange Commission (“SEC”) on October 28, 2016 or shortly thereafter.
About PennTex Midstream Partners, LP
PennTex Midstream Partners, LP is a growth-oriented master limited partnership focused on owning, operating, acquiring and developing midstream energy infrastructure assets in North America.  PTXP provides natural gas gathering and processing and residue gas and natural gas liquids transportation services to producers in the Terryville Complex in northern Louisiana. For more information, visit www.penntex.com.
For further information, please direct all inquiries to:
Investor Relations:

Andrejka Bernatova
Vice President, Finance and Investor Relations
Email:  abernatova@penntex.com
Telephone:  (832) 456-4025

Media:

Chris Staffel
Vice President, Administration
Email: cstaffel@penntex.com
Telephone: (832) 456-4005

Cautionary Note
Disclosures in this press release contain certain forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements and speak only as of the date on which such statement is made. These statements contain words such as “expect, “will” and “anticipate” and are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership. These include, but are not limited to, risks related to volatility of commodity prices; the success of producers in the area in which we operate, market demand for natural gas and natural gas liquids; competition in the midstream industry; general economic conditions; and the effects of government regulations and policies. Although we believe that the assumptions reflected in or suggested by the forward-looking statements are reasonable, should any of the underlying assumptions prove incorrect, or should one or more of these risks or uncertainties occur, the Partnership’s actual results and plans could differ materially from those implied or expressed by any forward-looking statements. Accordingly, readers should not place undue reliance on forward-looking statements as a prediction of actual results. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the “Risk Factors” section of the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the U.S. Securities and Exchange Commission on February 26, 2016. Except as otherwise required by applicable law, the Partnership undertakes no obligation to publicly update or revise any such forward-looking statements to reflect events or circumstances that occur, or of which the Partnership becomes aware, after the date hereof.

PENNTEX MIDSTREAM PARTNERS, LP
UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per unit amounts)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015(1)
Revenues	$22,184	$11,225	$58,986	$14,150

Operating expenses:
Cost of revenues	3,770	1,610	9,258	1,610
General and administrative expense	4,615	3,625	12,627	8,559
Operating and maintenance expense	2,857	1,903	7,860	3,363
Depreciation and amortization expense	3,390	1,608	10,117	2,665
Impairment of surplus assets	—	—	—	2,483
Taxes other than income taxes	147	(2)	600	135
Total operating expenses	14,779	8,744	40,462	18,815
Operating income (loss)	7,405	2,481	18,524	(4,665)
Interest expense, net	1,577	461	5,010	549
Net income (loss)	5,828	2,020	13,514	(5,214)

Earnings per common unit:
Basic	$0.16	$0.09	$0.41	$0.08
Diluted	$0.16	$0.09	$0.41	$0.08

Weighted average common and common equivalent units outstanding:
Basic	20,184,020	20,000,000	20,075,644	20,000,000
Diluted	20,184,020	20,000,000	20,075,644	20,000,000
(1) The historical financial data for the nine months ended September 30, 2015 is derived from the unaudited financial statements of the Partnership’s accounting predecessor, PennTex North Louisiana, LLC. In connection with the closing of the Partnership’s initial public offering on June 9, 2015, PennTex North Louisiana, LLC became a wholly-owned subsidiary of the Partnership.

PENNTEX MIDSTREAM PARTNERS, LP
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES
(Unaudited)

Adjusted EBITDA and distributable cash flow are non-GAAP financial measures. The GAAP liquidity measure most directly comparable to Adjusted EBITDA and distributable cash flow is net cash provided by operating activities. Adjusted EBITDA and distributable cash flow should not be considered alternatives to net income, operating income, cash flows from operations or any other measure of financial performance or liquidity presented in accordance with GAAP.
Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash provided by operating activities. Additionally, because Adjusted EBITDA and distributable cash flow may be defined differently by other companies in our industry, our definition of Adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. You should not consider Adjusted EBITDA or distributable cash flow in isolation or as substitutes for analysis of results as reported under GAAP.
Adjusted EBITDA is defined as net income (loss), plus interest expense, income taxes, depreciation and amortization, changes in deferred revenues, equity-based compensation expense, non-cash general and administrative expense, non-cash loss (income) related to derivative instruments and impairments on long-term assets. Distributable cash flow is defined as Adjusted EBITDA, less cash interest expense related to operating activities, net of interest income, income taxes paid and maintenance capital expenditures, and distribution equivalents paid in cash.
The following table reconciles Adjusted EBITDA to the most directly comparable GAAP financial and liquidity measures for the periods presented, and further reconciles Adjusted EBITDA for the three and nine months ended September 30, 2016 and 2015 to distributable cash flow attributable to the Partnership:

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
	(in thousands)
Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$14,949	$(345)	$41,593	$(8,780)
Plus:
Cash interest expense related to operating activities	1,242	302	4,008	337
Changes in working capital	2,581	6,412	3,804	12,556
Other	—	(145)	—	(328)
Adjusted EBITDA	18,772	6,224	49,405	3,785
Less:
Predecessor Adjusted EBITDA	—	—	—	(3,494)
Cash interest expense related to operating activities	1,242	302	4,008	337
Maintenance capital expenditures	92	—	282	3
Distribution equivalents paid in cash(1)	232	174	633	216
Distributable cash flow	$17,206	$5,748	$44,482	$6,723

(1) Represents distribution equivalent rights paid in cash in respect of the applicable period to the extent reflected as changes in equity.

The following table provides the calculation of Adjusted EBITDA as defined above:

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
	(in thousands)
Net income (loss)	$5,828	$2,020	$13,514	$(5,214)
Add:
Interest expense, net	1,577	549	5,010	461
Depreciation and amortization expense	3,390	1,608	10,117	2,665
Changes to deferred revenue, net	5,790	(422)	13,818	106
Equity-based compensation expense	1,574	1,057	3,935	1,288
Non-cash contribution for general and administrative expense	613	1,500	3,011	1,908
Non-cash impairment on long-term assets	—	—	—	2,483
Adjusted EBITDA	$18,772	$6,224	$49,405	$3,785

SOURCE: PennTex Midstream Partners, LP